Exhibit 99.1

SeaBright Insurance Holdings, Inc.	Contact:
1501 4th Avenue	SeaBright Insurance Holdings, Inc.
Suite 2600	M. Philip Romney
Seattle, WA 98101	Vice President of Finance and Principal Accounting Officer
206-269-8500
investor@sbic.com

SeaBright Insurance Holdings Reports Third Quarter
And Nine Month 2009 Results

Seattle, WA – October 27, 2009 – SeaBright Insurance Holdings, Inc. (NYSE: SBX) today announced results for the quarter and nine months ended September 30, 2009.

For the third quarter of 2009, net income was $6.7 million or $0.31 per diluted share, compared to net income of $1.8 million or $0.08 per diluted share for the same period in 2008. During the third quarter of 2008, the Company recorded a pre-tax charge of $11.5 million, or $0.54 per diluted share, related to other-than-temporary impairments of the Company’s investments in preferred stock issued by Fannie Mae, Freddie Mac and Citigroup ($8.3 million) and equity indexed exchange-traded funds ($3.2 million).  Total revenue for the quarter increased 11.5% to $72.9 million versus $65.4 million in the year-earlier period. For the third quarter, net premiums earned were $64.4 million compared to $68.7 million for the same period in 2008, a decrease of 6.2%.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “We are pleased with the overall results for the quarter, particularly when viewed in the context of an increasingly competitive pricing environment and a recessionary economy that continues to shed jobs.  The reduction in our earned premiums directly reflects the economy and our disciplined approach to pricing, which has decreased our renewal persistency below usual levels.  In California, our largest market, we achieved pricing increases again during the quarter.  Making an underwriting profit is paramount and a much greater priority for us than an increase in market share.  Our franchise value remains strong, based solidly upon our delivery of high-value service to targeted customers.”

The net loss ratio for the third quarter of 2009 was 65.1% compared to 57.1% in the same period of 2008. During the third quarter of 2009, on a pre-tax basis, the Company recognized $2.1 million of adverse development of prior years’ loss reserve estimates, compared to approximately $5.1 million of favorable development of prior years' loss reserve estimates in the third quarter of 2008.

Total underwriting expenses for the third quarter 2009 were $18.2 million compared to $17.4 million in the prior year period. The net underwriting expense ratio for the third quarter was 28.1% compared to 25.1% in the same period in 2008.

The net combined ratio for the third quarter of 2009 was 93.2% compared to 82.2% for the same period in 2008.

Net investment income for the third quarter of 2009 was $5.9 million compared to $5.6 million for the same period in 2008 as the Company continues to record positive cash flow from operations.

At September 30, 2009, SeaBright had over 1,400 customers, an increase of over 35% compared to the same period in 2008. At September 30, 2009, the average premium size per customer was approximately $206,000 compared to approximately $256,000 at September 30, 2008, a reflection of SeaBright’s continued geographic diversification and lower premium rates.

For the nine months ended September 30, 2009, net income was $15.0 million or $0.70 per diluted share compared to $19.1 million or $0.90 per diluted share in the same period in 2008.  Total revenue for the period increased 8.1% to $206.8 million compared to $191.3 million for the same period in 2008.  For the nine months ended September 30, 2009, net premiums earned were $182.5 million compared to $181.1 million for the comparable period in 2008.

The net loss ratio was 66.4% for the nine months ended September 30, 2009 compared to 55.8% in the same period in 2008.  For the nine months ended September 30, 2009, on a pre-tax basis, the Company recognized $5.9 million of adverse development of prior years’ loss reserve estimates, compared to $20.9 million of favorable development recognized in the same period of 2008.

Total underwriting expenses for the nine months ended September 30, 2009 were $54.0 million compared to $50.7 million in the prior year period and the net underwriting expense ratio was 29.5% compared to 27.9% in the same period in 2008.

For the nine months ended September 30, 2009, the net combined ratio was 95.9% compared to 83.7% for the same period in 2008.

At September 30, 2009, the Company had $605.4 million in fixed income securities and $10.4 million in equity securities. The Company regularly reviews its investment portfolio for other-than-temporary impairment declines in fair value considering, among other things, the underlying credit quality of any insured or uninsured bonds. The Company recorded no other-than-temporary impairment charges in the third quarter of 2009 and $11.5 million in the third quarter of 2008, primarily related to its investment in exchange-traded funds and preferred stock issued by Fannie Mae and Freddie Mac.

As of September 30, 2009, the overall credit quality of the Company’s $333.4 million fixed income municipal portfolio (including secondary insurance) stood at AA/AA-. With secondary insurance removed, the average rating of the municipal portfolio would be AA-. As of September 30, 2009, the Company had $211.5 million in insured municipal bonds with a weighted average credit rating of AA-. The underlying rating of the insured bonds was AA-/A+. The Company also had $121.9 million in uninsured municipal bonds with a weighted average credit rating of AA/AA-.

At September 30, 2009, the Company had $14.1 million invested in collateralized mortgage obligations, $1.6 million in adjustable rate mortgages, $1.9 million in asset-backed securities, and $41.9 million in commercial mortgage-backed securities, none of which were sub prime.

About SeaBright Insurance Holdings, Inc.
SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance.  SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services.  SeaBright Insurance Company provides workers' compensation coverage to employers in selected regions nationwide.  To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

Conference Call
The Company will host a conference on Tuesday, October 27, 2009 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, Chairman, President and Chief Executive Officer of SeaBright Holdings, Richard J. Gergasko, Chief Operating Officer, and M. Philip Romney, Vice President of Finance and Principal Accounting Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of the Company’s website at http://investor.sbic.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-312-9865 (domestic) or 719-325-2312 (international), (Passcode: 8706427). Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through November 3, 2009, at 888-203-1112 (domestic) or 719-457-0820 (international), (Passcode: 8706427).  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

Cautionary Statement
Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2008 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 16, 2009, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

# # #

Set forth in the tables below are unaudited summary results of operations for the three month and nine month periods ended September 30, 2009 and 2008 as well as selected balance sheet data as of September 30, 2009 and December 31, 2008. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q.  The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before November 9, 2009.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
	(in thousands)
ASSETS

Fixed income securities available-for-sale, at fair value	$605,408	$522,289
Equity securities available-for-sale, at fair value	10,444	8,856
Preferred stock available-for-sale, at fair value	-	360
Cash and cash equivalents	24,073	22,872
Accrued investment income	6,308	6,054
Premiums receivable, net of allowance	12,898	16,374
Deferred premiums	167,013	163,322
Service income receivable	301	322
Reinsurance recoverable	30,892	18,544
Due from reinsurer	11,802	9,125
Receivable under adverse development cover	3,603	4,179
Prepaid reinsurance	6,088	1,619
Property and equipment, net	5,750	5,190
Federal income tax recoverable	2,438	1,671
Deferred income taxes, net	18,801	25,144
Deferred policy acquisition costs, net	24,328	23,175
Intangible assets, net	1,225	1,225
Goodwill	4,324	4,212
Other assets	6,240	8,154
Total assets	$941,936	$842,687

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$334,644	$292,027
Unearned premiums	164,072	155,931
Reinsurance funds withheld and balances payable	5,640	1,615
Premiums payable	6,215	6,783
Accrued expenses and other liabilities	55,098	49,518
Surplus notes	12,000	12,000
Total liabilities	577,669	517,874

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	−	−
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 21,673,286 shares at September 30, 2009 and 21,392,854 shares at December 31, 2008	217	214
Paid-in capital	204,036	200,893
Accumulated other comprehensive income (loss)	17,344	(4,009)
Retained earnings	142,670	127,715
Total stockholders’ equity	364,267	324,813
Total liabilities and stockholders’ equity	$941,936	$842,687

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
	(in thousands, except share and earnings per share information)
Revenue: (1)
Premiums earned	$64,427	$68,687	$182,460	$181,094
Claims service income (loss)	293	(79)	782	751
Other service income	36	80	147	179
Net investment income	5,888	5,571	17,186	16,852
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	–	(11,457)	(258)	(13,405)
Less portion of losses recognized in accumulated other comprehensive income (loss)	–	–	–	–
Net impairment losses recognized in earnings	–	(11,457)	(258)	(13,405)
Other net realized gains (losses) recognized in earnings	292	(220)	217	(401)
Other income	1,986	2,820	6,308	6,271
	72,922	65,402	206,842	191,341
Losses and expenses:
Loss and loss adjustment expenses	42,216	39,154	121,992	101,719
Underwriting, acquisition and insurance expenses	18,155	17,350	54,039	50,674
Interest expense	140	205	466	666
Other expenses	3,529	2,793	10,357	7,146
	64,040	59,502	186,854	160,205
Income before taxes	8,882	5,900	19,988	31,136

Income tax expense	2,217	4,119	5,033	12,071
Net income	$6,665	$1,781	$14,955	$19,065

Basic earnings per share	$0.32	$0.09	$0.72	$0.93
Diluted earnings per share	$0.31	$0.08	$0.70	$0.90

Weighted average basic shares outstanding	20,732,801	20,581,822	20,691,250	20,466,465
Weighted average diluted shares outstanding	21,502,272	21,369,033	21,451,959	21,143,263

Net loss ratio (2)	65.1%	57.1%	66.4%	55.8%
Net underwriting expense ratio (3)	28.1%	25.1%	29.5%	27.9%
Net combined ratio (4)	93.2%	82.2%	95.9%	83.7%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2009	2008	2009	2008
	(in thousands)
Gross premiums written	$58,748	$61,668	$209,647	$191,489
Net premiums written	52,664	57,213	189,743	180,562

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by the net premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.